Exhibit 10.6

EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement"), is effective as of December 28, 2007, by and between REDDI BRAKE SUPPLY COMPANY ("Employer"), and ALEXANDER H. WALKER III (the "Executive").

WHEREAS, Employer desires to retain the experience, abilities and service of the Executive upon the terms and conditions specified herein; and

WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions specified herein;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Employment.  Employer hereby offers and the Executive hereby accepts such offer, all upon the terms and conditions set forth herein.

SECTION 2. Term. Subject to the terms and conditions of this Agreement, the Executive shall be employed by Employer commencing on January 1, 2008, (the "Effective Date") and terminating on December 31, 2010, (the "Primary Term") unless sooner terminated pursuant to Section 5 of this Agreement.

SECTION 3.  Duties and Responsibilities.

A. Capacity. The Executive shall serve in the capacity of Chief Executive Officer of the Employer. The Executive shall perform the duties ordinarily expected of a Chief Executive Officer and shall also perform such other duties consistent therewith as the Board of Directors of the Employer shall, from time to time, reasonably determine.

B. Full-Time Duties. The Executive shall devote his full business time, attention and energies to the business of the Employer. Notwithstanding anything herein to the contrary, the Executive shall be allowed to (a) manage the Executive's personal investments and affairs, and (b) (i) serve on boards or committees of civic or charitable organizations or trade associations, and (ii) with the permission of the Chief Executive Officer of the Employer, serve on the board of directors of any corporation or as an advisory director of any corporation; provided that such activities do not interfere with the proper performance of his duties and responsibilities specified in Section 3(A).  The parties also understand the Executive is an attorney and is required to complete continuing legal education obligations and pro bono obligations in order to retain his law licenses in the jurisdictions in which he is licensed to practice.  Executive shall be allowed to participate in such activities as is necessary to maintain his law licenses.

SECTION 4.  Compensation.

A. Base Salary. During the term of this Agreement, the Executive shall receive a salary (the "Base Salary") which initially shall be equal to $150,000 per annum.  Executive’s base salary shall be increased to an amount equal to $250,000 per annum once Hidden Splendor Resources, Inc, the Employer’s wholly-owned subsidiary, no longer is in bankruptcy or on July 1, 2008, whichever occurs first. The Base Salary shall be payable by Employer in accordance with the general payroll practices of the Employer in effect from time to time.

B. Bonuses on Successful Capital Raises.  The parties agree that Executive shall receive a bonus of $20,000 upon the Employer’s receipt of $2,000,000 in proceeds from the sale of the common stock of the Employer.  Executive shall be entitled to an additional bonus of $20,000 when Employer has received a total of $5,000,000 in proceeds from the sale of Employer’s common stock.

C.  Award of Common Stock.  On January 1st of the year following each year of the term of the agreement, Executive also shall be granted the option to purchase a number of shares of Employer’s common stock which is equal to 1% of the number of issued and outstanding shares of Employer’s common stock as of day immediately before the date of issuance (December 31st the year of each year of the agreement) on terms deemed fair and reasonable by the parties at the time the options are granted.  The parties contemplate that no registration statement will be filed in connection with the options or shares of stock issued pursuant to the terms this agreement and the certificates representing such shares bear restrictive legends regarding the sale of such shares.  The parties understand that such shares shall be issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933 and that the resale of such shares shall be restricted.

D.  Employee Benefit Plans.  Executive shall be entitled to participate, at his discretion, in any employee health care insurance plan, dental insurance plan, retirement plan, or other employee benefit plan offered by the Employer or its subsidiary, Hidden Splendor Resources.

SECTION 5.  Termination of Employment.

Notwithstanding the provisions of Section 2, the Executive's employment hereunder may terminate under any of the following conditions:

A. Death. The Executive's employment under this Agreement shall terminate automatically upon this death.

B. Disability.  The Executive's employment under this Agreement may be terminated due to his Disability. "Disability" shall mean permanent and total disability.

C. Termination by the Employer for Cause. The Executive's employment hereunder may be terminated for Cause by the Employer. For purposes of this Agreement, "Cause" means:

(1) willful and persistent failure by Executive to reasonably perform his duties:

(2) conviction of a misdemeanor involving moral turpitude which materially affects Executive's ability to perform his duties hereunder or materially adversely affects Executive's or Employer's reputation or conviction of a felony;

(3) material dishonesty, defalcation, or embezzlement or misappropriation of corporate assets or opportunities: or

(4) any material default by Executive in the performance of any covenants or agreements of Executive set forth in this Agreement.

D.  Termination by Executive.  Executive can terminate employment at his discretion.

SECTION 6.  Payments Upon Termination.

A.  In the event of termination of this agreement for because of Executives death or disability, Employer shall be obligated to pay, and the Executive shall be entitled to receive:

(1)  all accrued and unpaid Base Salary under Section 4 to the date of termination;

(2) all accrued, but unpaid, bonuses under Section 4(B) and all stock under Section 4(C).

B.  In the event Executive terminates his employment with Employer prior to the end of the primary term of this agreement or Employer terminates this agreement for cause prior to the end of the primary term of this agreement, Employer shall be obligated to pay, and the Executive shall be entitled to receive:

(1)  all accrued and unpaid Base Salary under Section 4 to the date of termination;

(2) all accrued, but unpaid, bonuses under Section 4(B) and  a number of shares of the stock under Section 4(C) prorated based on the date of termination and the date of the end of the primary term of this agreement and the promissory note used to purchase such shares shall become due.

C.  In the event of termination by the Employer without cause prior to the end of the primary term of this agreement, Employer shall be obligated to pay and the Executive shall be entitled to receive:

                  (1) Base Salary for the remaining Primary Term, as if there had been no termination;

                  (2) all bonuses under Section 4(B) and all stock under Section 4(C).

SECTION 7.  Non-Competition.  In the event of termination of this agreement for any reason other by the Employer without cause, then (i) during a period ending six months following termination Executive shall not engage in any Competitive Activity and (ii) during a period ending one year following termination Executive shall not engage in any Solicitation Activity, as those terms are defined herein.  If Executive chooses to engage in any Competitive Activity or Solicitation Activity during that period, Employer shall be entitled to recover, and Executive shall surrender, all stock issued to Executive under the terms of this agreement.  For purposes of this Agreement, “Competitive Activity” shall mean Executive’s participation, without the written consent of counsel for the Employer, in the management of any business operation of any enterprise if such operation (a “Competitive Operation”) engages in substantial and direct competition with any business operation actively conducted by the Employer or its divisions and subsidiaries on the date of termination. For purposes of this paragraph, a business operation shall be considered a Competitive Operation if such business sells a competitive product or service which constitutes (i) 15% of that business’s total sales or (ii) 15% of the total sales of any individual subsidiary or division of that business and, in either event, the Employer’s sales of a similar product or service constitutes (i) 15% of the total sales of the Employer or (ii) 15% of the total sales of any individual Subsidiary or division of the Employer. Competitive Activity shall not include (i) the mere ownership of securities in any enterprise, or (ii) participation in the management of any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise.  For purposes of this Agreement, “Solicitation Activity” shall mean Executive’s solicitation for employment or retention, hiring or retention, without the written consent of counsel of the Employer, of any person employed or retained by the Employer on the date of termination or during the month preceding the date of termination.

SECTION 8. Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with the terms and provisions hereof may be waived only by a written instrument executed by each Party entitled to the benefits thereof. No failure or delay on the part of any party in exercising any right, power or privilege granted hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

SECTION 9. Entire Agreement. Except as contemplated herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements, arrangements of understandings between the Employer and the Executive with respect thereto.

SECTION 10. Notices. All notices or communications hereunder shall be in writing, addressed as follows or to any address subsequently provided to the other party:

To Reddi Brake:

Reddi Brake Supply Company

Attention: Chief Financial Officer

57 West 200 South, Suite 400

Salt Lake City, Utah 84101

To Executive:

Alexander H. Walker III

57 West 200 South, Suite 400

Salt Lake City, Utah  84101

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery or overnight courier, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

SECTION 11. Severability. In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

SECTION 12. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any rights, benefits or remedies of any kind or character whatsoever). No rights or obligations under this Agreement may be assigned or transferred except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation or the Employer, or the sale or liquidation as described of all or substantially all of the assets of the Employer, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Employer and such assignee or transferee assumes the liabilities, obligations and duties of the Employer, as contained in this Agreement, either contractually or as a matter of law. The Employer further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Employer hereunder.

SECTION 13. Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction). Any dispute or misunderstanding arising out of or in connection with this Agreement shall first be settled, if possible, by the parties themselves through negotiation and, failing success at negotiation through mediation, and failing success at mediation, shall be arbitrated at in a mutally agreeable place in the state of Utah.  Unless otherwise agreed upon by the parties, the arbitration shall be had before three arbitrators, each party designating an arbitrator and the two designees naming a third arbitrator experienced in employment related controversies. The procedure shall be in accordance with the rules and regulations of the American Arbitration Association.

SECTION 14. Headings.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

SECTION 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date set forth above.

REDDI BRAKE SUPPLY COMPANY

/s/ Brian Rodriguez

__________________________________

By: Brian Rodriguez

Its: Chief Financial Officer

ALEXANDER H. WALKER III

/s/ Alexander H. Walker III

___________________________

Executive